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                        SYSTEM SOFTWARE ASSOCIATES, INC.

                                 191,388 Shares

                                  Common Stock

                                $.0033 par value



         All of the shares being offered hereby (the "Shares") are presently outstanding shares of the Common Stock of System Software Associates, Inc., a Delaware corporation ("SSA" or the "Company") and are being sold by a certain stockholder of the Company who is named herein under "Selling Stockholder."
The Company will not receive any of the proceeds from the sale of these Shares.

         SSA Common Stock is quoted on the NASDAQ National Market System under the symbol SSAX. On February 23, 1996, the last sale price reported on the NASDAQ National Market System was $22.375.

         This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholder. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, will be privately negotiated, may vary from transaction to transaction and as a result are not currently known. See "Plan of Distribution and Offering Price."

         The Company will pay all of the expenses of this offering, except that the Selling Stockholder will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of his Shares and his legal expenses. The Shares may be sold by Selling Stockholder directly or through underwriters, dealers or agents, in market transactions or in privately-negotiated transactions. See "Plan of Distribution." The expenses of the registration of the Shares under the Securities Act of 1933 are estimated to be approximately $6,000 and will be paid by SSA.


                               _________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               _________________




The date of this Prospectus is February 26, 1996.
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         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                             AVAILABLE INFORMATION

         SSA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company's Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                     INFORMATION INCORPORATED BY REFERENCE

         The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 0-15322) pursuant to the Exchange Act:

                 (a) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994;

                 (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1995, April 30, 1995 and July 31, 1995;

                 (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective February 12, 1987; and

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                 (d)      the description of the Company's Common Stock
                          Purchase Rights contained in the Company's
                          Registration Statement on Form 8-A, filed May 18,
                          1988.

         All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after September 20, 1995 and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations Department, System Software Associates, Inc., 500 West Madison Street, 32nd Floor, Chicago IL 60661, Telephone: (312) 641-2900.


                                  THE COMPANY

         System Software Associates, Inc. is a leading provider of cost-effective business information systems to the industrial sector worldwide. SSA's integrated product line BPCS (Business Planning and Control System) provides business process re-engineering and integration of all operations, including configurable manufacturing processes, supply chain management and global financial solutions. SSA's object-oriented interoperable tool set allows the production of platform independent client/server applications. The Company supports its clients primarily through a worldwide network of branch offices. The Company markets, sells and services its products to intermediate size and large companies through its own sales organization and a network of more than 150 independent software companies (the "Affiliates"). To date, SSA has licensed approximately 100,000 software products in over 10,000 installations. SSA's BPCS product line consists of over 40 integrated products designed for manufacturing, distribution, financial, electronic date interchange, and toolset applications.

         The Company's executive offices are located at 500 West Madison Street, 32nd Floor, Chicago, IL 60661. The Company's telephone number is (312) 641-2900.


                              SELLING STOCKHOLDER

         The Company issued a total of 191,388 shares of its Common Stock on May 12, 1995 in exchange for all of the outstanding common stock of Priority Systems, Inc., a Texas corporation, and Knight Enterprises, Inc., a Nevada corporation (collectively the "Acquired Companies"), which was privately





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owned by the Selling Stockholder.  The Acquired Companies formerly served as the Company's affiliate for the Dallas, Texas region. Except with respect to his ownership of the Acquired Companies, prior to May 12, 1995, the Selling Stockholder has had no material relationship with SSA or any of its predecessors or affiliates within the past three years. The following table sets forth the name of the Selling Stockholder and the number of shares of Common Stock of SSA owned by him. As of the date hereof, all of such shares are being offered by such Selling Stockholder by means of this Prospectus. (The foregoing amounts and all other share amounts contained in this Prospectus have been adjusted to give retroactive effect to the Company's three-for-two stock split, effected December 27, 1995.)

 Selling Stockholder                                   Number of Shares
 -------------------                                   ----------------
 Rick Knight                                                   191,388 (1)

(1) Includes any adidtional shares of Common Stock of SSA that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

         The Shares may be sold from time to time by the Selling Stockholder, or by his pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other broker or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company will pay the registration expenses incident to the offering and sale of the Shares by the Selling Stockholder to the public. Such expenses include legal and accounting expenses, filing fees payable to the Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholder.

         Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with or perform services for SSA or the Selling Stockholder in the ordinary course of business.

         SSA common stock is currently traded on the NASDAQ National Market System. The public offering price for any Shares that are sold will be determined by the price indicated on such system at the





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time such sale occurs, or at such price as shall be determined through private negotiations between the buyer and the Selling Stockholder, or their respective agents.


                               VALIDITY OF STOCK

         The validity of the Shares will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois ("S&W"). In October 1992, in consideration for the continued and future services on the Company's Board of Directors of William N. Weaver, Jr., the Company granted a stock option to S&W, of which Mr. Weaver is a member. This option covers 33,750 shares, is exercisable at $10.39 per share (the fair market value of the stock on October 12, 1992, the date the options were granted) and becomes exercisable in equal portions on the five anniversaries of the grant date. In consideration of the option grant, S&W agreed to waive its fees for Mr. Weaver's time expended attending meetings of the Board of Directors. In addition, Mr. Weaver personally owns 30,000 shares of Common Stock.


                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of System Software Associates, Inc. for the year ended October 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.














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